                                                              Exhibit (j)(2)(ii)


                         CONSENT OF INDEPENDENT AUDITORS



To the Board of Trustees and Shareholders of Van Kampen Tax Free High Income Fund:


We consent to the references to our Firm under the heading "Financial Highlights" in the Prospectus and "Other Information- Independent Auditors" in the Statement of Additional Information and to the inclusion of our report dated November 9, 1999 related to the statement of changes in net assets for the year ended September 30, 1999 and the financial highlights for each of the periods in the four-year period ending September 30, 1999 as an Exhibit in the Registration Statement.

/s/ KPMG LLP

Chicago, Illinois
January 26, 2001